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Item 77.C.

	Matters Submitted to a Vote of Security Holders

	Morgan Stanley California Tax-Free Income Fund

At a Special Meeting of Shareholders held on May 11, 2010, shareholders approved an Agreement and Plan of Reorganization under which the assets and liabilities of Morgan Stanley California
Tax-Free Income Fund were transferred to Invesco California Tax-Free Income Fund.

Voting results:

For                       Withhold            Abstain
---------------           -----------         --------------
16,453,314.154	          593,892.633         1,470,000.796


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